Exhibit 99.1

Tronox Reports First Quarter 2021 Financial Results
Achieved Record TiO2 and Zircon Sales Volumes Driven by Robust Market Strength
Adjusted EBITDA Ahead of Management's Guidance Due to Stronger Zircon Sales Volumes and Higher TiO2 Pricing Than Expected

STAMFORD, Conn., Apr. 28, 2021/PRNewswire/ --

First Quarter 2021 Financial Highlights:
•	Record revenue of $891 million increased 14 percent sequentially, driven primarily by double-digit growth in both TiO2 and zircon volumes and 3 percent higher TiO2 average selling prices
•	Income from operations of $125 million; Net income of $26 million
•
GAAP diluted income per share of $0.12; Adjusted diluted EPS of $0.43 (Non-GAAP); the difference is primarily due to costs associated with the Q1 debt refinancing transactions and the break fee associated with the TiZir Titanium and Iron ("TTI") transaction

•
Adjusted EBITDA of $225 million, ahead of guidance; Adjusted EBITDA margin of 25 percent (Non-GAAP); sequential improvement driven by TiO2 and zircon sales volumes, and TiO2 selling prices, offset by unfavorable exchange rates and increased pigment costs, as projected

•
TiO2 sales volumes increased 15 percent sequentially, at the top end of the guided range, driven by global demand strength led by growth in Europe and Asia Pacific; TiO2 average selling prices increased 3 percent sequentially, with price increases implemented in all regions

•	Zircon sales volumes increased 30 percent sequentially as a result of stronger than expected market growth, particularly in China, while selling prices remained level
•
Feedstock and other products sales decreased 29 percent sequentially, primarily due to the conclusion in the fourth quarter of 2020 of the mandated chloride slag sales per the Federal Trade Commission ("FTC") consent order relating to the Cristal acquisition

Strong Financial Position and Cash Flow:
•	$400 million debt repayments made by the end of April, $100 million higher than previously announced
•	Tronox refinanced its term loan and issued new unsecured notes to fully refinance the existing unsecured notes both lowering coupons and extending maturities

◦
After the redemption of our $450 million 5.75% Senior Notes due 2025 on April 1, 2021, total available liquidity was $740 million, including $302 million in cash and cash equivalents and $438 million available under revolving credit facilities and total debt balance was $3.0 billion

◦	Net debt to trailing-twelve month Adjusted EBITDA was 3.8x
◦	Expected to reduce cash interest by approximately $20 million in 2021 and approximately $30 million in 2022
◦	Extended maturities to 2028 for the new term loan and 2029 for the new senior notes
•	Generated $77 million in free cash flow in the first quarter after investing $58 million in capital expenditures

Second Quarter Outlook:
•	TiO2 sales volumes expected to increase in the low- to mid-single digit percent range over record-breaking first quarter levels
•	Zircon sales volumes expected to remain elevated above 2019 and 2020 quarterly volume levels, though off of first quarter peak
•	TiO2 and zircon prices expected to increase as regional price initiatives progress
•	Adjusted EBITDA outlook of $225-$240 million

Note: For the Company's guidance with respect to second quarter 2021 Adjusted EBITDA, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending March 31, 2021, as follows:

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Summary of Financial Results for the Quarter Ending March 31, 2021

(Millions of dollars)	Q1 2021	Q1 2020	Y-o-Y %∆	Q4 2020	Q-o-Q %∆
Revenue	$891	$722	23%	$783	14%
TiO2	696	580	20%	587	19%
Zircon	123	65	89%	94	31%
Feedstock and other products	72	77	(6)%	102	(29)%
Net Income	26	40	(35)%	57	(54)%
Adjusted EBITDA	225	174	29%	204	10%
Adjusted EBITDA Margin %	25%	24%	1 pt	26%	(1) pt

	Y-o-Y %∆		Q-o-Q %∆
	Volume	Price	Volume	Price
TiO2	16%	4%	15%	3%
Local Currency Basis	n/a	1%	n/a	3%
Zircon	91%	(2)%	30%	-%

Tronox’s first quarter results saw a continuation of the market recovery which began late in the third quarter of 2020.  This resulted in a record quarter for TiO2 and zircon sales volumes. First quarter revenue increased 14 percent sequentially, driven primarily by double-digit growth in both TiO2 and zircon volumes and higher TiO2 average selling prices. TiO2 sales volume grew 15 percent quarter over quarter led by growth in Europe and Asia Pacific.  South America and Asia Pacific growth led volume growth year over year.  North America also grew sequentially and year over year, but at comparatively lower growth levels given the overall resiliency of the region throughout 2020.  Increases in TiO2 selling prices in all regions resulted in a 3 percent sequential improvement globally.  Revenue from zircon sales increased 31 percent sequentially, as global economic recovery took hold and China architectural completions rose.  This resulted in a 30 percent increase in sequential zircon sales volumes, while pricing remained level.  Revenue from feedstock and other products declined 29 percent sequentially, primarily due to the conclusion in the fourth quarter of 2020 of the mandated chloride slag sales per the FTC consent order, allowing Tronox to utilize more of its feedstock produced internally.  Tronox delivered Adjusted EBITDA of $225 million, another record achievement for the Company.  Adjusted EBITDA margin was 25 percent.

Commenting on these results, John D. Romano, co-chief executive officer, stated, "Our first quarter performance outpaced our expectations, driven by exceptional demand across all regions and end markets, resulting in a record quarter across a number of metrics.  Achieving our highest TiO2 sales volume quarter in our Company’s history is an incredible accomplishment and is evidence of continuation of the recovery of the TiO2 cycle.  Zircon sales volumes also broke Company records and outpaced our expectations driven by global economic recovery and robust demand in China that Tronox was prepared to meet with both production and inventory on hand.  We were able to partially offset top-line headwinds from the loss of external chloride slag sales, which had been mandated by the FTC consent order, through increased pig iron revenues due largely to rising prices. Our performance this quarter would not have been possible without the dedication of the Tronox team, and in particular, our global supply chain and order-to-delivery employees who navigated numerous challenges and disruptions to meet our commitments and serve our customers, so thank you to our employees around the world.”

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Jean-François Turgeon, co-chief executive officer, added, "Anticipated first quarter foreign exchange rate and pigment cost headwinds outlined during our fourth quarter earnings call were offset by favorable pricing and volumes leading to an Adjusted EBITDA of $225 million, well above our previously forecasted range.  The organization has remained focused on safely operating the business to produce the feedstock used internally to produce safe, quality, low-cost, sustainable tons for our customers.

“With an expectation that the global recovery will continue into the second quarter and given the lower than typical inventory levels throughout the supply chain, we anticipate TiO2 sales volumes will increase in the low- to mid-single digit percent range over our record-breaking first quarter levels, setting us up for another strong volume quarter.  Zircon sales volumes are expected to remain elevated above 2019 and 2020 quarterly volume levels, though off from the first quarter peak.  TiO2 and zircon prices are expected to increase as we make progress with our regional price initiatives.  These tailwinds on the commercial side are expected be partially offset by sequential headwinds from unfavorable foreign exchange rates, inflation, and a planned maintenance shutdown of our Australian Northern Operations synthetic rutile production facility.  As a result, we anticipate Q2 2021 Adjusted EBITDA of $225-$240 million.”

Mr. Romano further added, “As a result of our refinancing transactions in the first quarter, we extended our debt portfolio’s weighted average maturity by approximately three years.  Given our strong free cash flow in the quarter, we will have repaid an additional $100 million of debt by the end of this month, on top of the $300 million we committed to repay during the first quarter.  We preserved sufficient prepayable debt and remain committed to using incremental free cash flow to reduce our gross debt balance to achieve our target of $2.5 billion, a goal which we believe we can reach ahead of our previously stated target of 2023.”
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Mr. Turgeon concluded, “This is an exciting time in our Company, and we remain confident that with our portfolio of assets and market position, we are prepared to continue capitalizing on the momentum and delivering on our commitments to our stakeholders.  We have continued to operate with an eye on the future and are diligently progressing on our previously identified key capital projects to reduce costs and ensure we sustain our advantaged position.”

Financial Summary for the Quarter Ending March 31, 2021

Tronox reported revenue of $891 million for the first quarter 2021, an increase of 23 percent compared to first quarter 2020 revenues of $722 million.  Income from operations of $125 million compared to $79 million in the year-ago quarter.  Net income attributable to Tronox was $19 million, or $0.12 per diluted share, compared to a net income attributable to Tronox of $32 million, or $0.22 per diluted share, in the year-ago quarter.  Net income attributable to Tronox in the first quarter 2021 included transaction costs, debt paydown costs, and other adjustments that totaled $47 million or $0.31 per diluted share.  Excluding these items, adjusted net income attributable to Tronox (Non-GAAP) was $66 million, or $0.43 per diluted share.  Adjusted EBITDA of $225 million increased 29 percent compared to $174 million in the prior-year quarter.

First Quarter 2021 vs. First Quarter 2020
•	Revenue of $891 million increased 23 percent compared to $722 million, driven largely by improved TiO2 and zircon sales volumes and higher TiO2 average selling prices
•
TiO2 sales of $696 million increased 20 percent compared to $580 million; sales volumes increased 16 percent versus the year ago quarter, led by growth in South America and Asia Pacific; selling prices improved 4 percent on a U.S. dollar basis and 1 percent on a local currency basis year over year

•	Zircon sales of $123 million increased 89 percent from $65 million; sales volumes increased 91 percent driven primarily by global market recovery led by China while selling prices were 2 percent lower
•
Feedstock and other products sales of $72 million decreased 6 percent from $77 million, due to the conclusion in the fourth quarter of 2020 of the mandated chloride slag sales per the FTC consent order, partially offset by improving pig iron volumes and pricing

•
Adjusted EBITDA of $225 million increased 29 percent compared to $174 million, driven by increased sales volumes and TiO2 selling prices and improved production costs, partially offset by unfavorable exchange rates

•	Selling, general and administrative (“SG&A”) expenses were $81 million compared to $94 million in the prior year period

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•	Interest expense of $50 million increased from $45 million in the year-ago quarter

First Quarter 2021 vs. Fourth Quarter 2020
•	Revenue of $891 million increased 14 percent compared to $783 million, primarily due to improved TiO2 and zircon sales volumes
•
TiO2 sales of $696 million increased 19 percent compared to $587 million; sales volumes increased 15 percent sequentially, led by Europe and Asia Pacific; selling prices increased 3 percent sequentially on both a U.S. dollar and local currency basis

•
Zircon sales of $123 million increased 31 percent from $94 million; sales volumes increased 30 percent, driven primarily by global market recovery led by China, while selling prices remained level  sequentially

•
Feedstock and other products sales of $72 million decreased 29 percent compared to $102 million, due to the conclusion in the fourth quarter of 2020 of the mandated chloride slag sales per the FTC consent order

•
Adjusted EBITDA of $225 million increased 10 percent compared to $204 million, driven primarily by increased sales volumes and TiO2 selling prices, partially offset by unfavorable exchange rates and increased pigment costs due to the sale of higher cost pigment inventory in the quarter

•	SG&A expenses were $81 million compared to $84 million
•	Interest expense was $50 million compared to $49 million

Other Financial Information

•	As part of the first quarter refinancing transactions, the Company incurred $26 million in tax adjusted debt extinguishment and debt issuance costs
•	An $18 million break fee was incurred during the quarter associated with the previously announced termination of the TTI transaction agreement
•	As of March 31, 2021, total debt was $3.4 billion and debt, net of cash and cash equivalents was $2.7 billion

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◦	After the redemption of our $450 million 5.75% Senior Notes due 2025 on April 1, 2021, total debt was $3.0 billion
•	Liquidity was $1.2 billion as of March 31, 2021, comprising cash and cash equivalents of $759 million and $463 million available under revolving credit facilities
◦
After the redemption of our $450 million 5.75% Senior Notes due 2025 on April 1, 2021, total liquidity was $740 million, comprising cash and cash equivalents of $302 million and $438 million available under revolving credit facilities

•	In the first quarter 2021, capital expenditures were $58 million and depreciation, depletion and amortization expense was $84 million
•	Free Cash Flow for the quarter was $77 million

Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, April 29, 2021, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1.866.270.1533
International: +1.412.317.0797

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on April 29, 2021, 11:00 a.m. ET (New York), until May 4, 2021, 5:00 p.m. ET (New York)
Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
United States: +1.877.344.7529
International: +1.412.317.0088
Replay Access Code: 10154942

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Upcoming Conferences

During the second quarter 2021, a member of management is scheduled to present at the following conferences:

•	Fermium Research 2021 Chemicals Conference (Virtual), May 4, 2021
•	Citi Paints Day (Virtual), May 18, 2021
•	Barclays High Yield Bond & Syndicated Loan Conference (Virtual), May 25-26, 2021
•	Bank of America Coatings Conference (Virtual), June 2, 2021
•	Alembic Global Advisors Material & Industrial 2.0 Deer Valley Conference, June 3-4, 2021
•	BMO Capital Markets Chemicals Conference (Virtual), June 23, 2021

Accompanying conference and meeting materials will be available at http://investor.tronox.com

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net loss attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

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Media Contact: Melissa Zona
+1.636.751.4057
Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$891	$722
Cost of goods sold	685	547
Gross profit	206	175
Selling, general and administrative expenses	81	94
Restructuring	-	2
Income from operations	125	79
Interest expense	(50)	(45)
Interest income	1	3
Loss on extinguishment of debt	(34)	-
Other income (expense), net	(10)	10
Income before income taxes	32	47
Income tax provision	(6)	(7)
Net income	26	40
Net income attributable to noncontrolling interest	7	8
Net income attributable to Tronox Holdings plc	$19	$32

Earnings per share, basic:
Basic	$0.13	$0.23
Diluted	$0.12	$0.22

Weighted average shares outstanding, basic (in thousands)	147,071	142,736
Weighted average shares outstanding, diluted (in thousands)	153,928	143,596

Other Operating Data:
Capital expenditures	58	38
Depreciation, depletion and amortization expense	84	71

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended March 31,
	2021	2020

Net income attributable to Tronox Holdings plc (U.S. GAAP)	$19	$32
Transaction costs (a)	18	-
Restructuring (b)	-	2
Integration costs (c)	-	6
Loss on extinguishment of debt (d)	26	-
Gain on asset sale (e)	(2)	-
Costs associated with former CEO retirement (f)	3	-
Costs associated with Exxaro deal (g)	1	-
Other (h)	1	1
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$66	$41

Diluted net income per share (U.S. GAAP)	$0.12	$0.22

Transaction costs, per share	0.12	-
Restructuring, per share	-	0.02
Integration costs, per share	-	0.04
Loss on extinguishment of debt, per share	0.17	-
Gain on asset sale, per share	(0.01)	-
Costs associated with former CEO retirement, per share	0.02	-
Costs associated with Exxaro deal, per share	0.01	-
Other, per share	0.01	0.01
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.43	$0.29

Weighted average shares outstanding, diluted (in thousands)	153,928	143,596

(1) Only the restructuring, integration costs and loss on extinguishment of debt amounts have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.

(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Income.

(b) Represents amounts for employee-related costs, including severance, net of tax.
(c) Represents Integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income, net of tax.

(d) Represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026, and 4) issuance of its Senior Notes due 2029.

(e) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Condensed Consolidated Statement of Income.
(f) Represents costs associated with the retirement agreement of the former CEO, which includes $2 million for the acceleration of stock based compensation, which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(g) Represents costs associated with the Exxaro flip-in transaction which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.
(h) Represents other activity not representative of ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$759	$619
Restricted cash	8	29
Accounts receivable (net of allowance for credit losses of $5 million and $5 million as of March 31, 2021 and December 31, 2020, respectively)	652	540
Inventories, net	1,052	1,137
Prepaid and other assets	163	200
Income taxes receivable	6	4
Total current assets	2,640	2,529

Noncurrent Assets
Property, plant and equipment, net	1,710	1,759
Mineral leaseholds, net	795	803
Intangible assets, net	201	201
Lease right of use assets, net	78	81
Deferred tax assets	1,022	1,020
Other long-term assets	177	175
Total assets	$6,623	$6,568

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$378	$356
Accrued liabilities	308	350
Short-term lease liabilities	43	39
Long-term debt due within one year	514	58
Income taxes payable	11	2
Total current liabilities	1254	805

Noncurrent Liabilities
Long-term debt, net	2,901	3,263
Pension and postretirement healthcare benefits	144	146
Asset retirement obligations	156	157
Environmental liabilities	66	67
Long-term lease liabilities	33	41
Deferred tax liabilities	179	176
Other long-term liabilities	33	42
Total liabilities	4,766	4,697

Commitments and Contingencies	-	-
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 153,257,799 shares issued and outstanding at March 31, 2021 and 143,557,479 shares issued and outstanding at December 31, 2020	2	1
Capital in excess of par value	2,038	1,873
Retained earnings	440	434
Accumulated other comprehensive loss	(668)	(610)
Total Tronox Holdings plc shareholders’ equity	1,812	1,698
Noncontrolling interest	45	173
Total equity	1,857	1,871
Total liabilities and equity	$6,623	$6,568

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$26	$40
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	84	71
Deferred income taxes	(3)	-
Share-based compensation expense	9	9
Amortization of deferred debt issuance costs and discount on debt	3	2
Loss on extinguishment of debt	34	-
Other non-cash items affecting net income	14	14
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(120)	(92)
Decrease in inventories, net	63	-
Decrease (increase) in prepaid and other assets	32	(3)
Increase (decrease) in accounts payable and accrued liabilities	2	(54)
Net changes in income tax payables and receivables	7	2
Changes in other non-current assets and liabilities	(16)	(17)
Cash provided by (used in) operating activities	135	(28)

Cash Flows from Investing Activities:
Capital expenditures	(58)	(38)
Insurance proceeds	1	-
Cash used in investing activities	(57)	(38)

Cash Flows from Financing Activities:
Repayments of long-term debt	(2,260)	(7)
Proceeds from long-term debt	2,375	-
Proceeds from short-term debt	-	213
Call premium paid	(21)	-
Debt issuance costs	(30)	-
Dividends paid	(14)	(10)
Restricted stock and performance-based shares settled in cash for withholding taxes	(2)	(3)
Cash provided by financing activities	48	193

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(7)	(9)

Net increase in cash, cash equivalents and restricted cash	119	118
Cash, cash equivalents and restricted cash at beginning of period	648	311
Cash, cash equivalents and restricted cash at end of period	$767	$429

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2021	2020

Net income (U.S. GAAP)	$26	$40
Interest expense	50	45
Interest income	(1)	(3)
Income tax provision	6	7
Depreciation, depletion and amortization expense	84	71
EBITDA (non-U.S. GAAP)	165	160
Share-based compensation (a)	9	9
Transaction costs (b)	18	-
Restructuring (c)	-	2
Integration costs (d)	-	6
Loss on extinguishment of debt (e)	34	-
Costs associated with former CEO retirement (f)	1	-
Gain on asset sale (g)	(2)	-
Foreign currency remeasurement (h)	(4)	(10)
Costs associated with Exxaro deal (i)	1	-
Other items (j)	3	7
Adjusted EBITDA (non-U.S. GAAP)	$225	$174

(a) Represents non-cash share-based compensation.
(b) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Income.

(c) Represents amounts for employee-related costs, including severance.
(d) Represents integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.

(e) Represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026, and 4) issuance of its Senior Notes due 2029.

(f) Represents costs, excluding share-based compensation, associated with the retirement agreement of the former CEO which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income. The $2 million of share based compensation expense associated with the former CEO is included in the total share-based compensation amount of $9 million in the table above.

(g) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Condensed Consolidated Statement of Income.
(h) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

(i) Represents costs associated associated with the Exxaro flip-in transaction which are included in "Selling, general and administrative expenses" in the unaudited Condensed Consoldiated Statements of Income.

(j) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three months ended March 31, 2021:

Consolidated
Cash provided by operating activities	$135
Capital expenditures	(58)
Free cash flow (non-U.S. GAAP)	$77

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